EXHIBIT 10.16

RSU VESTING ACCELERATION AGREEMENT

THIS RSU VESTING ACCELERATION AGREEMENT (this “Agreement”) is entered into by and between National Instruments Corporation, a Delaware corporation (the “Company”), and Alexander M. Davern (“Executive”) effective as of October 28, 2014 (the “Effective Date”).

1. Defined Terms. As used herein:

(a) “Cause” shall mean the occurrence of one or more of the following: (i) Executive’s material violation of a Company policy (including any insider trading policy) or any written agreement with the Company and Executive’s continued failure to cure such matter to the reasonable satisfaction of the Company within ten (10) days following written notice of such matter to Executive from the Company; (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of his employment duties);  (iii) a willful act by Executive that constitutes gross misconduct and which is injurious to the Company; (iv) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; and (v) the unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company and Executive’s continued failure to cure such matter to the reasonable satisfaction of the Company within ten (10) days following written notice of such matter to Executive from the Company.

(b) “Covered RSUs” means any restricted stock units (“RSUs”) granted to Executive pursuant to a Company equity plan, whether such RSUs were granted before, on or after the Effective Date.
(c) “Disability” shall have the meaning defined in Section 409A.

(d) “Good Reason” shall mean the occurrence of any one or more of the following events: (i) the Company or its successor relocates Executive’s principal place of employment by more than one hundred (100) miles; (ii) a reduction in Executive’s base salary by 25% or more from the base salary in effect on the date of this Agreement; or (iii) Executive’s position and duties are materially and adversely changed, resulting in a position of materially less responsibility, and Executive’s title does not include “vice president” or a more senior position; provided, that a change in Executive’s title alone will not constitute “Good Reason” unless there is also a material and adverse change in Executive’s position and duties.  Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in (i)-(iii) above unless (1) Executive first provides the Company or its successor with written notice thereof within twenty (20) days after the occurrence of such event, (2) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than twenty (20) days after the expiration of the Company’s cure period.

(e) “Involuntary Termination” means a termination of Executive’s service by the Company without Cause or termination by the Executive for Good Reason, provided such termination qualifies as a “separation from service” within the meaning of Section 409A.

(f) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder.

2. Vesting Acceleration Upon Involuntary Termination.  Notwithstanding anything to the contrary in the applicable RSU agreements, 100% of Executive’s outstanding Covered RSUs that have not vested at the time of Executive’s Involuntary Termination shall immediately vest, subject to Section 4 and 6.  In the event of any other termination of employment by the Company or the Executive, there shall be no acceleration of vesting unless otherwise set forth in the terms and conditions of the applicable award agreement(s).

3. Termination due to Death or Disability.  If Executive’s employment terminates by reason of death or Disability, Executive will be entitled to receive benefits with respect to Covered RSUs in accordance with the terms of the terms and conditions of the applicable award agreement(s).

4. Conditions to Vesting.  As a condition to Executive’s right to receive any benefits under Section 2 hereof, Executive shall execute and deliver to the Company a  release agreement in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination, or such shorter period as required in the Release (the “Release Deadline”).  No benefits will be paid to Executive under Section 2 until the Release becomes effective and irrevocable.  Payment with respect to Covered RSUs not subject to Section 409A will be made on the effective date of the Release.

5. At-Will Employment.  Nothing herein shall be deemed to affect the “at-will” nature of Executive’s employment.  Accordingly, Executive’s employment with the Company may be terminated at any time, with or without cause or notice, and without any severance payment or similar obligation except to the extent set forth herein.

6. Section 409A.  Accelerated vesting of Covered RSUs payable under this Agreement that (i) constitutes deferred compensation subject to Section 409A, and (ii) could become payable in more than one calendar year, will not be paid prior to the calendar year in which the Release Deadline occurs, even if the Release becomes effective and irrevocable in the prior calendar year.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death) and the accelerated vesting of Covered RSUs will result in additional taxes under Section 409A if paid to Executive on or within the six (6) month period following Executive’s termination, then the payment of such accelerated Covered RSUs will not be made until the date that is six (6) months and one (1) day following the date of Executive’s termination, unless Executive dies following his termination, in which case, the accelerated Covered RSUs will be paid in shares to Executive’s estate as soon as practicable following his death.  It is the intent of this Agreement to comply with or to qualify for an exemption from Section 409A so that none of the accelerated Covered RSUs will be subject to additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

7. Miscellaneous.

(a) Effect on RSU Agreements.  This Agreement shall supersede the RSU agreements governing Covered RSUs with respect to the subject matter hereof.  Such RSU agreements shall otherwise remain in full force and effect with respect to any subject matter not covered by this Agreement.

(b) Successors.  This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) if to Executive at Executive’s last known address evidenced on the Company’s payroll records; and (ii) if to the Company, at the Company’s principal executive offices, attention: General Counsel or, in each case, to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

(d) Amendment; Waiver; Survival.  No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  For avoidance of doubt, the provisions of this Agreement shall govern all future RSU awards made to Executive unless the agreements for such future Awards specifically reference and waive this Agreement.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

(f) Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
(h) Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

(i) Entire Agreement.  This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements, whether oral or written, by the Company and Executive, with respect to  the subject matter hereof. Any RSU agreements regarding Covered RSUs are hereby modified and amended as necessary to comport with this Agreement.  For avoidance of doubt, this Agreement does not supersede any other agreements or plans that provide benefits to Executive upon a termination of service.

(j) Further Assurances.  The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this RSU Vesting Acceleration Agreement effective the date first above written.

THE COMPANY:
NATIONAL INSTRUMENTS CORPORATION
By:	/s/ DR. JAMES TRUCHARD
Dr. James Truchard President

EXECUTIVE:
By:	/s/ ALEXANDER M. DAVERN
Alexander M. Davern